EXHIBIT 3.7

                           CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTIFICATE OF INCORPORATION
                   OF INTEGRATED PERFORMANCE SYSTEMS, INC.
              UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

 The undersigned, being the President and Secretary of Integrated Performance Systems, Inc. does hereby certify and set forth:

      (1) The name of the corporation is Integrated Performance Systems. Inc.

      (2) The Certificate of Incorporation of Integrated Performance Systems Inc was filed under the name Espo's Inc by the Department of State on the 29th day of November 1990, and the Name Change was filed April 2, 2001.

      (3) Paragraph FOURTH of the Certificate of Incorporation, of Integrated Performance Systems, Inc., which sets forth the number of shares that the corporation is authorized, to issue, is hereby amended to read as follows:

           FOURTH: The aggregate number of shares, which, the corporation shall have authority to issue, is as follows:

           One Hundred. Million (100,000.000) shares of Common. Stock, each with a par value of One Cent ($0.01).

           Ten Million. (10,000,000) shares of Preferred Stock, each with, a par value of One Cent ($0.01), with such designations, relative rights, preferences and limitations as may be fixed by the Board of Directors

      (4)  Changes to Authorized Shares

      (a) This amendment to the Certificate of Incorporation of Integrated Performance Systems. Inc., makes the following changes in the shares of Common Stock:

      Issued shares changed: Before this change 25,000,000 shares of Common Stock were authorized and 19,523,195 shares of Common Stock were issued.

      Issued shares resulting from such change: None

      Unissued. shares changed: Before this change 25,000,000 shares of Common Stock were authorized, with 5,476,805 shares of Common Stock unissued, and after this change the unissued Common Stock is 80,476,805 shares.


      Unissued shares resulting from such change:

          Number:         Seventy Five Million (75,000,000) shares
          Par Value:      $0.01
          Class:          Common

    (b) This amendment to the Certificate of Incorporation of Integrated Performance Systems Inc. makes the following changes in the shares of Preferred Stock:

      Issued shares changed: Before this change 1,000,000 shares of Preferred Stock were authorized and 19,886 shares of Preferred were issued.

      Issued shares resulting from such change: None

      Unissued shares changed: Before this change 1,000,000 shares of Preferred Stock were authorized and 980,114 shares of Preferred Stock were unissued, and after this change the unissued Preferred Stock is 9,980,114 shares.

     Unissued shares resulting from such change:

           Number:        Nine Million (9,000,000) shares
           Par Value:     $0.01
           Class:         Preferred.

      IN WITNESS WHEREOF, the undersigned has executed and signed this certificate this 7th day of August, 2002.


                                  /s/ D Ronald Allen
                                  ------------------
                                  President

                                  /s/ D Ronald Allen
                                  ------------------
                                  Secretary